UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-1.

Benefits for Employees, Customers and Shareholders Greater career and development opportunities for employees This is a growth opportunity — MasTec intends to retain IEA’s talented workforce Additional resources to support the largest, most complex projects Enhanced scale and capabilities across infrastructure construction Delivers significant and immediate value to our shareholders, with strong growth potential What was announced? • IEA has agreed to be acquired by MasTec, a leading infrastructure construction company operating throughout North America. • Upon closing, IEA will become part of MasTec’s Clean Energy and Infrastructure segment, JP Roehm will remain the President and CEO of IEA and current IEA management will remain in place. Timeline for our Combination MasTec Is the Perfect Fit for IEA Together, we will be stronger. Our combined team will be better equipped to support customers across renewable energy and infrastructure construction markets We share many of the same values with MasTec, including our longstanding histories as family-oriented businesses, our shared focus on safety, customer service and a commitment to investing in employees Business as usual + direct communication between operating entities begins Upon closing, IEA will join MasTec’s Clean Energy and Infrastructure segment Deal announced Business as usual IEA TO JOIN MASTEC POSITIONING IEA FOR CONTINUED GROWTH AND SUCCESS

What are the benefits for employees? • This combination is about growth and joining forces with a company that believes in the importance of our people, the services we provide and our customers. • We expect this growth will create even greater career and development opportunities for our employees. MasTec sees our team as a key advantage and is one of the many reasons they are excited to combine with IEA. Why MasTec? • MasTec is an industry leader in infrastructure construction, and we believe MasTec is an ideal partner for IEA as we look to continue our growth. • MasTec and IEA share proud traditions as family-oriented businesses with a people-first approach, and a strong focus on safety and customer service. What are the benefits for IEA and our customers? • By joining forces with MasTec, IEA will continue to build on our growth and success. • As the renewable energy and infrastructure construction market grows, there is an increasing amount of opportunities. This transaction allows us to take on more work and increase our revenue. What’s next? • It remains business as usual for all of us here at IEA. We expect this process to have no impact on your pay and benefits. • Until the transaction is completed, IEA remains a separate, independent company. • The most important thing you can do is remain focused on your day-to-day responsibilities, working safely and serving our customers. • We will keep you updated as we receive more information in the coming months. Q&A A Message from Our CEO, JP Roehm “The combination with MasTec will create new opportunities for IEA’s employees and our customer base. Our joint resources and capabilities will advance our ability to serve our customers in the renewable energy, power delivery and infrastructure markets. We believe that IEA stockholders will benefit from MasTec and IEA’s combined operations and scale, and this belief is reflected in our agreement to receive 25% of the transaction proceeds in MasTec common stock. MasTec is the ideal owner for IEA and I am excited to continue to lead the IEA team during this exciting new chapter of our story.”

Additional Information and Where to Find It: This communication relates to a proposed acquisition of Infrastructure & Energy Alternatives, Inc. (IEA) by MasTec, Inc. (MasTec). In connection with the proposed acquisition, MasTec and IEA intend to file relevant materials with the Securities and Exchange Commission (SEC), including a Registration Statement on Form S-4 to be filed by MasTec that will include a preliminary proxy statement of IEA and also constitute a prospectus with respect to the shares of common stock of MasTec to be issued in the proposed transaction. The information in the preliminary proxy statement/prospectus will not be complete and may be changed. IEA will deliver the definitive proxy statement to its stockholders as required by applicable law. This communication is not a substitute for any prospectus, proxy statement or any other document that may be filed with the SEC in connection with the proposed business combination. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. Copies of documents filed with the SEC by MasTec (when they become available) may be obtained free of charge at MasTec’s website at MasTec.com. Copies of documents filed with the SEC by IEA (when they become available) may be obtained free of charge on IEA’s website at iea.net. Participants in the Solicitation: IEA and its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of IEA stockholders in connection with the proposed transaction and their interests in the transaction will be set forth in the proxy statement/prospectus described above filed with the SEC. Additional information regarding IEA’s executive officers and directors is included in IEA’s annual report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 7, 2022 and IEA’s proxy statement for its 2022 annual meeting of stockholders filed with the SEC on March 23, 2022. These documents may be obtained free of charge at the SEC’s website, www.sec.gov, or IEA’s website, iea.net. LEGAL INFORMATION